Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                            MEDE AMERICA CORPORATION
             (Exact name of Registrant as specified in its charter)
Delaware                                                  11-3270245
(State or other                                           (I.R.S. employer
jurisdiction of                                           identification number)
incorporation or
organization)
                          90 Merrick Avenue - Suite 501
                           East Meadow, New York 11554
                    (Address of Principal Executive Offices)
                                  ------------

                  MEDE AMERICA Corporation and its Subsidiaries
                 Stock Option and Restricted Stock Purchase Plan
                  MEDE AMERICA Corporation and its Subsidiaries
              1998 Stock Option and Restricted Stock Purchase Plan
           MEDE AMERICA Corporation 1998 Employee Stock Purchase Plan
                            (Full title of the plans)
                                  ------------

                             DAVID M. GOLDWIN, ESQ.
                                 General Counsel
                            MEDE AMERICA Corporation
                          90 Merrick Avenue - Suite 501
                           East Meadow, New York 11554
                                 (516) 542-4500
 (Name, address and telephone number, including area code, of agent for service)
                                  ------------

                                   Copies to:
                            MARK J. TANNENBAUM, ESQ.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                              45 Rockefeller Plaza
                              New York, N.Y. 10111

                         CALCULATION OF REGISTRATION FEE
================================================================================


                                                           Proposed       Proposed
                                                           maximum        maximum
                                        Amount             offering       aggregate         Amount of
Title of securities                      to be             price per      offering         registration
to be registered                       registered          share(5)       price                fee
-------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value             655,000 (1)       $    7.20      $ 4,713,529
Common Stock, $.01 par value           1,500,000 (2)           12.87       19,303,388
Common Stock, $.01 par value             300,000 (3)           12.81        3,843,750
                                       ---------------     ---------      ------------
                                       2,455,000 (4)       $   11.35      $27,860,667        $ 7,784

--------------------------------------------------------------------------------

(1) Represents the number of shares that have been or may be issued under the MedE AMERICA Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan (the "Original Plan").

(2) Represents the number of shares that have been or may be issued under the MedE AMERICA Corporation and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan (the "1998 Plan").

(3) Represents the number of shares that may be issued under the MedE AMERICA Corporation 1998 Employee Stock Purchase Plan (the "1998 ESP Plan").

(4) The aggregate number of shares of common stock, par value $.01 per share ("Common Stock"), shown in the table above consists of the maximum number of shares which may be sold pursuant to stock purchase rights or upon the exercise of options which have been or hereafter may be granted under the Original Plan, the 1998 Plan and the 1998 ESP Plan (collectively, the "Plans"), as of the date hereof. Such maximum number of shares is subject to adjustment in certain events pursuant to the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "1933 Act"), this Registration Statement covers, in addition to the number of shares shown in the table above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of the provisions of the Plans governing such adjustments.

(5) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the 1933 Act as follows: (i) in the case of shares of Common Stock which may be purchased pursuant to stock purchase rights or upon the exercise of outstanding options which have heretofore been granted, the fee is calculated on the basis of the price at which the rights/options may be exercised; and (ii) in the case of shares of Common Stock for which rights/options have not yet been granted and the price of which is therefore unknown, or, in the case of additional securities which have previously been issued and are offered for resale, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ) as of a date (March 15, 1999) within 5 business days prior to filing this Registration Statement.

================================================================================

                                EXPLANATORY NOTE

          MedE AMERICA Corporation ("MedE AMERICA" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the 1933 Act, to register shares of common stock, $.01 par value per share, of MedE AMERICA, issuable pursuant to the Plans.

          Under cover of this Form S-8 is a Reoffer Prospectus of MedE AMERICA prepared in accordance with Part I of Form S-3 under the 1933 Act. This Reoffer Prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 763,272 "restricted securities" which have been issued prior to the filing of this Registration Statement, and "control securities" which have been or may be issued, pursuant to employee benefit plans of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          MedE AMERICA will send or give the documents containing the information specified in Part 1 of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. MedE AMERICA does not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

                            MedE AMERICA Corporation
                         90 Merrick Avenue - Suite 501
                          East Meadow, New York 11554
                                 (516) 542-4500

                         763,272 SHARES OF COMMON STOCK

          The shares of common stock, $.01 par value per share, of MedE AMERICA Corporation ("MedE AMERICA", "our company," "us," "we," "our" or "ours") offered hereby (the "Shares") will be sold from time to time by those persons listed on the table on page 15 under the caption "Selling Stockholders" (the "Selling Stockholders"). The Selling Stockholders are current and former employees of our company who acquired the Shares pursuant to the MedE AMERICA Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan (the "Original Plan"); the MedE AMERICA Corporation and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan (the "1998 Plan") or other employee benefit plans and programs of our company (collectively, the "Plans").

          The sales may occur in transactions in the over-the-counter market (quoted on the Nasdaq National Market) at prevailing market prices or in negotiated transactions. MedE AMERICA will not receive proceeds from any of these sales. MedE AMERICA is paying the expenses incurred in registering the Shares.

          Among the Shares, there are shares which are "restricted securities" under the Securities Act of 1933, as amended (the "1933 Act"), before their sale under this Reoffer Prospectus and/or "control securities" under the 1933 Act because they are held by affiliates of our company. This Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. To our knowledge, the Selling Stockholders have no arrangement with any brokerage firm for the sale of the Shares. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

          MedE AMERICA's common stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "MEDE". On March 15, 1999, the closing price of the common stock, as reported on the Nasdaq National Market, was $12.875 per share.

                                ---------------

          This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 4.

                                ---------------


          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined whether this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                ---------------

                                 March 17, 1999

                                ---------------

                                TABLE OF CONTENTS

          Incorporated Documents..............................................2
          The Company.........................................................3
          Risk Factors........................................................4
          Use of Proceeds....................................................14
          Selling Stockholders...............................................15
          Plan of Distribution...............................................17
          Legal Matters......................................................17
          Experts............................................................17


                                ---------------


          You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                                ---------------


          MedE AMERICA files annual, quarterly and special reports, proxy statements, and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements of other information were filed at the SEC's Public Reference Rooms at:

          o    450 Fifth Street, N.W., Washington, D.C. 20549;

          o    Seven World Trade Center, 13th Floor, New York, N.Y. 10048; or

          o Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, IL 60661.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).


                                ---------------

                             INCORPORATED DOCUMENTS

          The SEC allows MedE AMERICA to "incorporate by reference" information into this Reoffer Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

          MedE AMERICA's prospectus dated February 1, 1999, filed pursuant to Rule 424(b) of the 1933 Act, and quarterly report on Form 10-Q for the quarter ended December 31, 1998 are incorporated herein by reference. In addition, all documents we file or subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

          We will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to our General Counsel, at MedE AMERICA's executive offices, located at 90 Merrick Avenue, Suite 501, East Meadow, New York 11554. MedE AMERICA's telephone number at that location is (516) 542-4500. Our corporate website address is http://mede.com. Information contained on our website is not part of this Reoffer Prospectus.


                                   THE COMPANY

          MedE AMERICA is a leading provider of electronic data interchange ("EDI") products and services to a broad range of providers and payors in the healthcare industry. We offer an integrated suite of EDI solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to

          o electronically edit, process and transmit claims, eligibility and enrollment data,

          o track claims submissions throughout the claims payment process and

          o    obtain faster reimbursement for their services.

In addition to offering greater  processing speed, our EDI products

          o    reduce processing costs,

          o    increase collection rates and

          o    result in more accurate data interchange.

          Our company maintains over 540 direct connections with insurance companies, Medicare and Medicaid agencies, Blue Cross and Blue Shield systems and other third party payors, as well as over 500 indirect connections with additional payors through claims clearinghouses. As of December 31, 1998, we processed over 900,000 transactions per day for over 65,000 providers located in all 50 states.

          Our company was formed in March 1995 through the consolidation and subsequent spin-off of three subsidiaries of Card Establishment Services, Inc. ("CES"), in connection with the acquisition by First Data Corporation of CES credit card processing business. The three subsidiaries, MedE America, Inc., Medical Processing Center, Inc. and Wellmark, Inc., which comprised the healthcare services business of CES, historically provided EDI services to hospitals and physicians. After the spin-off, we made several strategic acquisitions to strengthen our core hospital/medical business and to expand into the pharmaceutical and dental markets. In March 1995, we acquired General Computer Corporation (subsequently renamed MedE AMERICA Corporation of Ohio), a developer of EDI systems and services for the pharmaceutical industry, and in June 1995 we acquired Latpon Health Systems, Incorporated, a developer of proprietary EDI claims processing software for hospitals and physicians. These acquisitions were followed by acquisitions of Electronic Claims and Funding, Inc., and Premier Dental Systems, Corp., in October 1995. These companies were engaged in the EDI and management software businesses in the dental market. We enhanced our presence in the pharmacy market by acquiring Time-Share Computer Systems, Inc., in February 1997 and The Stockton Group, Inc. in November 1997. Healthcare Interchange, Inc. ("HII"), a provider of transaction processing services to hospitals and physician groups, was acquired in October 1998.

          MedE AMERICA's executive offices are located at 90 Merrick Avenue, Suite 501, East Meadow, New York 11554, and its telephone number is (516) 542-4500.


                                  RISK FACTORS

          In addition to other information contained in this Reoffer Prospectus, prospective investors should carefully consider the following risk factors before purchasing the shares of Common Stock offered hereby. This Reoffer Prospectus contains forward-looking statements relating to future events or the future financial performance of our company. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors and the matters set forth in this Reoffer Prospectus generally.


Net Losses - During our limited operating history, we have generated net losses and may continue to do so.

          We have operated for only a limited period of time. During this time we have generated substantial net losses of approximately of $16.6 million, $19.3 million, $8.8 million, $5.0 million and $2.1 million for the fiscal years ended June 30, 1995, 1996, 1997 and 1998 and the six months ended December 31, 1998, respectively. We have an accumulated deficit of approximately $52.4 million as of December 31, 1998. In connection with our acquisitions completed to date, we have incurred significant acquisition-related charges and will record significant amortization expense related to goodwill and other intangible assets in future periods.

          The extent to which we actually generate net income in the future will depend upon a number of factors, including the risks, expenses and difficulties frequently encountered by companies with limited operating histories. These factors are particularly relevant for companies, like ours, in new and rapidly evolving markets such as EDI and transaction processing. Potential risks include, but are not limited to, an evolving and unpredictable business model and the difficulties inherent in the management of growth. To address these risks, we must, among other things

          o    maintain and increase our client base,

          o implement and successfully execute our business and marketing strategies,

          o continue to develop and upgrade our technology and transaction-processing systems,

          o    provide superior client service,

          o    respond to competitive developments, and

          o    attract, retain and motivate qualified personnel.

          We cannot assure you that we will be successful in addressing these risks or in achieving or sustaining revenue growth or profitability on a quarterly or annual basis in the future, or if so, when.

Risks Attendant to Acquisition Strategy - We might not be able to identify suitable acquisition candidates. Also, our actual cash requirements may materially exceed our available capital.

          Acquiring additional healthcare EDI businesses that complement or supplement our business is an essential part of our business strategy. The success of such a strategy will depend on many factors, including

          o    our ability to identify suitable acquisition candidates,

          o    the purchase price, and

          o    the availability and terms of financing.

Significant competition for acquisition opportunities exists in the healthcare EDI industry, which may significantly increase the costs of and decrease the opportunities for acquisitions. Although we are actively pursuing possible acquisitions, we cannot assure you that any acquisition will be consummated. Further, no assurances can be given that we will be able to operate any acquired businesses profitably or otherwise successfully implement our expansion strategy.

          We may finance future acquisitions through borrowings or the issuance of debt or equity securities. Any borrowings would increase our interest expense and any issuance of equity securities could have a dilutive effect on the holders of our common stock. We are not able to account for acquisitions under the "pooling of interests" method for at least two years following our initial public offering consummated on February 5, 1999 (our "IPO"). Accordingly, such future acquisitions may result in significant goodwill and a corresponding increase in the amount of amortization expense and could also result in write-downs of purchased assets. Each of these factors could adversely affect our operating results in future periods.

          On January 26, 1999, we entered into a Credit Agreement (our "New Credit Facility") with NationsBank, N.A., as Administrative Agent, NationsBanc Montgomery Securities LLC, as Syndication Agent, and our subsidiaries as Guarantors. Although our New Credit Facility provides up to $25 million in financing for working capital and other uses beyond such date, our cash requirements may materially exceed the available capital. Accordingly, we cannot assure you that we will be able to obtain financing on terms favorable to us. The failure to do so could have a material adverse effect on the our business, financial condition and results of operations.


Integration of Acquired Businesses - We might not be able to realize the expected benefits of past acquisitions or future acquisitions.

          The success of our acquisition strategy also depends to a large degree on our ability to effectively integrate the acquired products and services, facilities, technologies, personnel and operations into our company. The process of integration often requires substantial management attention and other corporate resources. We may not be able to accurately predict the resources that we will need to integrate any acquired operations. We cannot assure you that we will be able to effectively integrate any or all acquired companies or operations. The failure to do so could, among other possible adverse consequences, result in

          o    unforeseen operating inefficiencies,

          o    redundancies,

          o    management distraction or

          o    technological difficulties.

          Each of these factors could have a material adverse effect on our business, financial condition and results of operations.


Evolving Industry Standards and Technology - We may be adversely effected by rapidly changing technology and new emerging industry standards.

          The market for our products and services is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced services. Our success depends upon our ability to meet evolving client requirements by

          o    enhancing our existing services,

          o introducing new products and services on a timely and cost-effective basis,

          o    achieving market acceptance for new products or services, and

          o responding to emerging industry standards and other technological changes.

          We cannot assure you that we will be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure you that other companies will not develop competitive products or services, or that any such competitive products or services will not have an adverse effect on our business, financial condition and results of operations.

Dependence upon Our Connections to Payors - We may be adversely effected by any material change in our ability to maintain the integrity of connections to third-party payors.

          Our business is enhanced by the substantial number of payors (such as insurance companies, Medicare and Medicaid agencies and Blue Cross/Blue Shield organizations) to which we have electronic connections. These connections may either be made directly or through a clearinghouse or other intermediary. We have attempted to enter into suitable contractual relationships to ensure long term payor connectivity; however, we cannot assure you that we will be able to maintain our links with all payors with whom we currently have connections. In addition, we cannot assure you that we will be able to develop new connections (either directly or through clearinghouses) on satisfactory terms, if at all. Lastly, certain third-party payors provide EDI systems directly to healthcare providers, bypassing third-party processors such as our company. The failure to maintain our existing connections with payors and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payors, could have a material adverse effect on our business, financial condition and results of operations.


Development of EDI Processing in the Healthcare Industry - Our revenues could be adversely affected whether or not electronic processing becomes more widespread in the healthcare industry.

          Our strategy anticipates that electronic processing of healthcare transactions, including transactions involving clinical as well as financial information, will become more widespread and that providers and third-party payors increasingly will use EDI processing networks for the processing and transmission of data. Electronic transmission of healthcare transactions is still developing, and complexities in the nature and types of transactions which must be processed have hindered, to some degree, the development and acceptance of EDI processing in this market. We cannot assure you that continued conversion from paper-based transaction processing to EDI processing in the healthcare industry will occur or that, to the extent it does occur, healthcare providers and payors will use independent processors such as our company. Furthermore, if EDI processing extensively penetrates the healthcare market or becomes highly standardized, it is possible that competition among transaction processors will focus increasingly on pricing. If competition causes us to reduce our pricing in order to retain market share, we may suffer a material adverse change in our business, financial condition and results of operations.


Potential Variability in Quarterly Results - Our stock price may be adversely affected if we are unable to maintain stable quarterly operating results or consistently meet the expectations of industry analysts.

          Our quarterly operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including

          o    integration of acquired businesses,

          o    seasonal variability of demand for healthcare services generally,

          o the number, timing and significance of announcements and releases of product enhancements and new products by us and our competitors,

          o the timing and significance of announcements concerning our present or prospective strategic alliances,

          o the loss of clients due to consolidation in the healthcare industry,

          o legislation or changes in government policies or regulations relating to healthcare EDI processing,

          o    delays in product installation requested by clients,

          o    the length of the sales cycle or the timing of sales,

          o    client budgeting cycles and changes in client budgets,

          o    marketing and sales promotional activities,

          o    software defects and other quality factors, and

          o    general economic conditions.

          Our operating expense levels, which will increase with the addition of acquired businesses, are relatively fixed. If revenues are below our expectations, our net income is likely to be disproportionately adversely affected. Further, in some future quarters our revenues or operating results may be below the expectations of securities analysts and investors. In such event, the trading price of our Common Stock would likely be materially adversely affected.

Potential Regulation - Passage of the proposed healthcare data confidentiality legislation or the standards developed under existing laws could have a material adverse effect on our business.

          Legislation that imposes restrictions on the ability of third-party processors' to analyze certain patient data without specific patient consent has been introduced in the U.S. Congress. Although we do not currently access or analyze individually identifiable patient information, such legislation, if adopted, could adversely affect the ability of third-party processors to transmit information such as treatment and clinical data, and could adversely affect our ability to expand into related areas of the EDI healthcare market. In addition, the Health Insurance Portability and Accountability Act, passed in 1997, mandates the establishment of federal standards for the confidentiality, format and transmission of patient data, as well as recordkeeping and data security obligations. It is possible that the standards so developed will necessitate changes to our operations, which could have a material adverse effect on our business, financial condition and results of operations.


Competition - We compete against a broad range of EDI-processing companies. Some of these competitors, as well as other larger companies in a position to compete with us, have significantly more financial and marketing resources than we do.

          We face significant competition from healthcare and non-healthcare EDI processing companies. We also face potential competition from other companies, such as vendors of provider information management systems, which have added or may add their own proprietary EDI processing systems to existing or future products and services. Competition may be experienced in the form of pressure to reduce per transaction prices or eliminate per transaction pricing altogether. If EDI processing becomes the standard for claims and information processing, a number of larger and better capitalized entities may elect to enter the industry and further increase competitive pricing pressures. Many of our existing and potential competitors are larger and have significantly greater financial, marketing, technological and other resources available to them. We cannot assure you that increased competition will not have a material adverse effect on our business, financial condition and results of operations.


Risk of Interruption of Data Processing - Our revenues could be adversely affected if our ability to process data is compromised in a manner that is not promptly corrected.

          We currently process our data through our facilities in Twinsburg, Ohio, Mitchel Field, New York, and Atlanta, Georgia. The Twinsburg and Mitchel Field sites are designed to be redundant. Additionally, we transmit data through a number of different telecommunications networks, using a variety of different technologies. However, the occurrence of an event that overcomes the data processing and transmission redundancies then in place could lead to service interruptions and could have a material adverse effect on our business, financial condition and results of operations.


Year 2000 Compliance - The software products we currently use and offer may not contain all necessary date code changes.

          Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, prior to January 1, 2000, computer systems and/or software used by many companies (including our company) will need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential consequences of the Year 2000 phenomenon. Although we currently offer software products that are designed or have been modified to comply with the Year 2000 requirements, we have identified certain products and services which we believe are not Year
2000 compliant. While we have plans to address such problems, we cannot assure you that

          o the costs of bringing these systems into compliance will not be significantly greater than expected,

          o    compliance will be achieved in a timely manner, or

          o providers and payors will bring their systems into Year 2000 compliance in a timely manner.

The failure to achieve Year 2000 compliance in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

          In October 1998 we acquired HII. HII's EDI products and services fall into three categories: physician claims processing, hospital claims processing and claims data transmission (extraction and transmission of claims data to a third party data analyst). Based on our review at the time of the acquisition, we determined that none of these products is Year 2000 compliant. Prior to the HII acquisition, certain employees and officers of HII made express and implied representations to a number of HII's clients that HII's systems would be Year 2000 compliant by January 1, 1999. While we are actively engaged in a remediation program to provide HII's clients with Year 2000 compliant products and services, it is likely that such remediation program will not be completed prior to mid-1999. Consequently, certain of HII's clients may elect to terminate their relationships with HII. We expect that the remediation program will be completed by the end of 1999.

          Our New Credit Facility contains a covenant on our part to cause our products to be Year 2000 compliant by September 30, 1999. Failure to achieve such compliance on a timely basis would create a default under our New Credit Facility. Based on our assessment and remediation program to date, we believe that Year 2000 compliance issues will not have a material adverse effect on our business, financial condition or prospects and will not, therefore, result in a default under the Year 2000 compliance covenant in our New Credit Facility. However, due to the uncertainties that are inherent in addressing the Year 2000 problem, we cannot assure you that we will not experience unforeseen Year 2000 problems, which problems could have a material adverse effect on our business, financial condition and results of operations.


Dependence on Key Personnel - If we are unable to retain key personnel, such inability may have a material adverse effect on our business, financial condition and results of operations.

          Our performance depends in significant part on the continued service of our executive officers, our product managers and key sales, marketing and development personnel. We consider our key management personnel to be

          o    Thomas P. Staudt, our President and Chief Executive Officer,

          o    Richard P. Bankosky, our Chief Financial Officer,

          o William M. McManus, our Vice President in charge of pharmacy operations,

          o Roger L. Primeau, our Vice President in charge of the dental operations,

          o    James T. Stinton, our Chief Information Officer, and

          o    Linda K. Ryan, our Vice President in charge of medial operations.

We do not consider any single individual to be critical to our success. We do not maintain employment agreements with these officers or other employees (with limited exceptions) and the failure to retain the services of such persons could have a material adverse effect on our business, financial condition and results of operations.


Uncertainty and Consolidation in the Healthcare Industry - Our ability to compete may be affected by potential consolidation or other significant change in the healthcare industry.

          The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. Federal and state legislatures periodically consider programs to modify or amend the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and services. In addition, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential clients for our services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for our services. Other healthcare information companies, such as billing services and practice management vendors, which currently utilize our services, could develop or acquire transaction processing and networking capabilities and may cease utilizing our services in the future. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on our business, financial condition and results of operations. To the extent that the current trend toward consolidation in the industry continues, we may find it more difficult to obtain access to payors, information providers and practice management software vendors on whom its ability to deliver services and enroll new clients now depends. Loss of access to these industry participants could materially adversely affect our business, financial condition and results of operations.


Dependence on Intellectual Property - We are dependent on our ability to maintain the integrity of our proprietary interests and to not infringe upon the proprietary interests of others. Such inability may have a material adverse effect on our business, financial conditions and results of operations.

          Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. To protect our proprietary interests, we rely on, among other things, a combination of

          o statutory and common law copyright, trademark and trade secret laws,

          o    client licensing agreements, and

          o    employee and third-party nondisclosure agreements.

We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but generally enter into confidentiality agreements with our consultants, clients and potential clients and limit access to, and distribution of, our proprietary information. We have not filed any patent applications with respect to our intellectual property. It is our policy to defend our intellectual property, however, we cannot assure you that the steps we take will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

          We are also subject to the risk of alleged infringement by us of intellectual property rights of others. Although we are not currently aware of any pending or threatened infringement claims with respect to our current or future products, we cannot assure you that third-parties will not assert such claims. Any such claims could require us to enter into license arrangements or could result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure you that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Furthermore, litigation may be necessary to

          o    enforce our intellectual property rights,

          o    protect our trade secrets,

          o determine the validity and scope of the proprietary rights of others or

          o    defend against claims of infringement.

Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

         We expect that software developers will increasingly be subject to such claims as the number of products and competitors providing software and services to the healthcare industry increases and overlaps occur. Any such claim, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on our business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.


Risk of Product Defects - Our revenues could be adversely affected by errors or failures in existing or future products offered by our company.

          Products such as those offered by our company may contain errors or experience failures, especially when initially introduced or when new versions are released. While we conduct extensive testing to address these errors and failures, we cannot assure you that errors or performance failures will not occur in products under development or in enhancements to current products. Any such errors or failures could result in loss of revenues and clients, delay in market acceptance, diversion of development resources, damage to our reputation or increased service costs, any of which could have a material adverse effect on our business, financial condition and results of operations. To date, we have not experienced any material product defects.


Control by Existing Stockholders - A significant portion of our common stock is held by a small number of shareholders who together may be able to exercise control over our company.

          As of the date of this Reoffer Prospectus, 38.7% of our common stock is owned by investment funds affiliated with Welsh, Carson, Anderson & Stowe ("WCAS") and 6.9% is owned by investment funds affiliated with William Blair Capital Partners ("WBCP"). As a result of this concentration of ownership, these shareholders may be able to exercise control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of our company. Our Board of Directors currently includes Thomas E. McInerney and Anthony J. de Nicola, designees of WCAS, and Timothy M. Murray, a designee of WBCP. The funds affiliated with WCAS may be deemed to be controlled by their respective general partners, the general partners of each of which include some or all of the following individuals (who, together, own or have the right to vote or dispose of an additional 1.3% of our common stock): Thomas E. McInerney and Anthony J. de Nicola, directors of the Company, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Robert A. Minicucci, Paul B. Queally and Laura M. VanBuren. The funds affiliated with WBCP may be deemed to be controlled by their respective general partners, the general partners of which include William Blair & Company L.L.C. and certain of its employees, including Timothy E. Murray, a director of ours.

Market Price Volatility - We cannot assure you that an active market will develop for our common stock or, if it does, that our market price will not significantly fluctuate in the future.

          Prior to our IPO, there was no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained now that we are a public company or that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined by negotiations between our company and representatives of the underwriters and may not be indicative of the market price of our common stock in the future. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the securities of technology companies, which have often been unrelated to the operating performance of individual companies. A number of factors may have a significant impact on the market price and marketability of our common stock, including

          o announcements of technological innovations or new and enhanced commercial products by us or our competitors,

          o    market conditions in the industry,

          o    developments or disputes concerning proprietary rights,

          o    changes in earnings, economic and other external factors,

          o    political and other developments, and

          o    period-to-period fluctuations in our financial results.

Fluctuations in the trading price of our common stock may also adversely affect the liquidity of the trading market for our common stock.


Potential Adverse Effect of Anti-Takeover Provisions - Our board of directors is authorized by our amended and restated certificate of incorporation and bylaws to take certain steps to prevent a change of control of our company. These steps, if taken, could adversely affect your rights as a holder of our common stock.

          Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Your rights, as a holder of our common stock, will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of our company. In addition, such preferred stock may have other rights, including economic rights senior to our common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of our common stock. Furthermore, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of our company. Certain other provisions of our amended and restated certificate of incorporation and our bylaws could also have the effect of delaying or preventing changes of control or management of our company, which could adversely affect the market price of our common stock.


Shares Eligible for Future Sale - There are a number of shares of our common stock which may be sold pursuant to the exercise of outstanding stock options or warrants or upon the expiration of certain lock-up agreements. Sales of these shares may have an adverse effect on future market price of our common stock.

          Sales of our common stock (including common stock issued upon the exercise of outstanding stock options) in the public market could materially adversely affect the market price of our common stock. As of the date of this Reoffer Prospectus, we have 12,946,124 shares of our common stock outstanding, assuming no exercise of stock options. Of these outstanding shares of common stock, 5,307,710 were sold in our IPO (including 692,310 pursuant to the exercise of the underwriters' over-allotment option) and are freely tradeable under the 1933 Act, unless purchased by our "affiliates" (as that term is defined in Rule 144 under the 1933 Act).

          The remaining 7,638,414 shares of our common stock held by existing stockholders are "restricted securities" (as that term is defined in Rule 144 under the 1933 Act) which were issued and sold by us in reliance on exemptions from the registration requirements of the 1933 Act. These shares may be resold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 under the 1933 Act. Of these restricted securities, 571,971 shares are currently eligible for sale in the public securities market pursuant to Rule 144(k) under the 1933 Act and an additional 7,066,443 shares will be eligible for sale in the public securities market in accordance with Rules 144 or 701 under the 1933 Act beginning 90 days after February 1, 1999 (the date of the prospectus we distributed in connection with our IPO), in each case subject to the lock-up agreements hereinafter described. Since such lock-up agreements cover approximately 97% of such shares, substantially all of such shares will become eligible for sale upon the expiration of the lock-up agreements 180 days after February 1, 1999, subject to compliance with the requirements of Rule 144.

          All officers, directors and certain other holders of our common stock owning, in the aggregate, 7,459,693 shares of common stock and options to purchase 861,657 shares of our common stock, have agreed, pursuant to certain lock-up agreements, that they will not sell, offer to sell, solicit an offer to purchase, contract to sell, grant any option to sell, pledge, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock owned by them, or that could be purchased by them through the exercise of options to purchase our common stock, for a period of 180 days after February 1, 1999 without the prior written consent of Salomon Smith Barney Inc. Upon expiration of these lock-up agreements, all shares of our common stock currently outstanding will be immediately eligible for resale, subject to the requirements of Rule 144. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock.


Absence of dividends - We have not paid dividends on our common stock in the past and are prohibited from paying dividends on our common stock in the future.

          No dividends have been paid on our common stock to date and we do not anticipate paying dividends on our common stock in the foreseeable future. Our New Credit Facility prohibits us from paying dividends on our common stock.

Forward-Looking Statements - You should be wary of any statements in this Reoffer Prospectus which contain forward looking statements about our strategy or expectations.

          This Reoffer Prospectus includes forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including among other things,

          o the discussions of our business strategy and expectations concerning developments in the healthcare EDI industry,

          o    our market position,

          o    our future operations,

          o    our transaction growth, margins and profitability, and

          o    our liquidity and capital resources.

          The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.


                                 USE OF PROCEEDS

          MedE AMERICA will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

          The Shares of our company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Stockholders, who acquired or will acquire the Shares pursuant to the Plans as employees of our company. The Selling Stockholders may resell all, a portion or none of such Shares from time to time. The table below sets forth with respect to each Selling Stockholder, based upon information available to us as of March 15, 1999, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares. The first five persons listed in the table are executive officers of our company (and hold the positions indicated on page 9) and the others are employees or former employees of our company.


                            Number of                            Shares Owned
                             Shares           Shares          After the Offering
Selling Stockholder         Owned (1)     Registered (1)     Number      Percent
-------------------         ---------     --------------     ------      -------
Thomas J. Staudt             422,344         422,294          50(2)         *
Richard P. Bankosky          104,913          74,913         30,000         *
Michael W. McManus            79,379          79,279         100(3)         *
James L. Stinton              70,571          70,371            200         *
Roger Primeau                 41,817          39,567       2,250(4)         *
Linda K. Ryan                 23,273          23,073         200(5)         *
Lewis Titterton               17,458          17,458              0         *
James LoPresti                17,419           3,074         14,345         *
Mitchell Diamond               8,729           8,729              0         *
Jacqueline Tesser-Diamond      8,729           8,729              0         *
Diann Zummo                    7,930           6,130          1,800         *
Myrna Weitzman                 5,308             436          4,872         *
Susan Schanen                  4,364           4,364              0         *
Donna Maggiotto                3,454           2,008          1,446         *
Mark Jakubik                   2,109             100          2,009         *
Donald Qualters                1,091           1,091              0         *
Robert Jaeckin                   872             872              0         *
Tom Drinkard                     836              87            749         *
David Zimmerman                  654             654              0         *
Anne Grella                       86              43             43         *

* = less than one percent.

(1) Includes shares of our common stock underlying options granted to the Selling Stockholders under the Plans, whether or not exercisable as of, or within sixty days of, the date of this Reoffer Prospectus.

(2) Includes 50 shares held by certain family members who live in the same household as Mr. Staudt. Mr. Staudt disclaims beneficial ownership of such shares.

(3) Includes 100 shares held by certain family members who live in the same household as Mr. McManus. Mr. McManus disclaims beneficial ownership of such shares.

(4) Includes 250 shares held by certain family members who live in the same household as Mr. Primeau. Mr. Primeau disclaims beneficial ownership of such shares.

(5) Includes 200 shares held by certain family members who live in the same household as Ms. Ryan. Ms. Ryan disclaims beneficial ownership of such shares.

          The information provided in the table above with respect to the Selling Stockholders has been obtained from such Selling Stockholders. Except as otherwise disclosed above, the Selling Stockholders have not within the past three years had any position, office or other material relationship with our company. Because the Selling Stockholders may sell all or some portion of the shares of common stock beneficially owned by it, only an estimate (assuming each Selling Stockholder sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the Selling Stockholders after this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

          Each of the Selling Stockholders may sell their Shares for value from time to time under this Reoffer Prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Each Selling Stockholder may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

          Each of the Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by each Selling Stockholder will be borne by such Selling Stockholder.

          In addition to any Shares sold hereunder, each of the Selling Stockholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

          There is no assurance that any Selling Stockholder will sell all or any portion of the Shares offered.

          The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by any Selling Stockholder.


                                  LEGAL MATTERS

          The validity of the common stock offered hereby will be passed upon for the Company by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.


                                     EXPERTS

          The consolidated financial statements of the Company as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998, and the related financial statement schedule incorporated in this Reoffer Prospectus by reference from the Company's Registration Statement No. 333-55977 on Form S-1 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          The statement of income of The Stockton Group, Inc. for the year ended June 30, 1997 incorporated in this Reoffer Prospectus by reference from the Company's Registration Statement No. 333-55977 on Form S-1 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of Healthcare Interchange Inc. and subsidiary as of June 30, 1998 and for the nine-month period ended June 30, 1998 incorporated by reference in this Reoffer Prospectus from the Company's Registration Statement No. 333-55977 on Form S-1 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is so incorporated by reference upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The Company's prospectus dated February 1, 1999, filed pursuant to Rule 424(b) of the 1933 Act, and quarterly report on Form 10-Q for the quarter ended December 31, 1998 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, are incorporated by reference.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and By-laws provide that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DECL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate and By-laws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Restated Certificate and Restated Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

          Section 145 of the DECL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. If a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Pursuant to Section 102(b)(7) of the DECL, the Restated Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DECL, or (iv) from any transaction from which the director derived an improper personal benefit.

          The Company expects to obtain primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

          For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.

Item 7.  Exemption from Registration Claimed.

          The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of the Company pursuant to employee benefit plans maintained by the Company in transactions that were exempt from the registration requirements of the 1933 Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.

Item 8.   Exhibits.

4.1 MedE AMERICA Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1, 1999)

4.2 MedE AMERICA Corporation and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1, 1999)

4.3 MedE AMERICA Corporation 1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1, 1999)

5    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

23.1 Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (see Exhibit 5)

23.2 Consent of Deloitte & Touche LLP, independent auditors

23.3 Consent of Deloitte & Touche LLP, independent auditors

23.4 Consent of KPMG LLP, independent auditors

24.1 Power of Attorney (see Signature Page)

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that its has reasonable grounds to believe that it meets all of the requiriements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of East Meadow, State of New York, on this 16th day of March, 1999.

                                         MEDE AMERICA CORPORATION


                                         By:  /s/ Thomas P. Staudt
                                            Thomas P. Staudt, President and
                                              Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

          We the undersigned officers and directors of MedE AMERICA Corporation, hereby severally constitute and appoint Thomas P. Staudt, Richard P. Bankosky and David M. Goldwin, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.


         Signatures                           Title                                       Date

     /s/ Thomas P. Staudt                     President and Chief Executive               March 17, 1999
         Thomas P. Staudt                     Officer (Principal executive
                                              officer); Director

     /s/ Richard P. Bankosky                  Chief Financial Officer                     March 17, 1999
         Richard P. Bankosky                  (Principal financial and
                                              accounting officer)

     /s/ Thomas E. McInerney                  Director                                    March 17, 1999
         Thomas E. McInerney

     /s/ Anthony J. de Nicola                 Director                                    March 17, 1999
         Anthony J. de Nicola

     /s/ Timothy M. Murray                    Director                                    March 17, 1999
         Timothy M. Murray


                                  EXHIBIT INDEX

Exhibit             Description

4.1 Mede AMERICA Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit
         10.1 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1,
         1999)

4.2 Mede AMERICA Corporation and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit
         10.8 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1,
         1999)

4.3 Mede AMERICA Corporation 1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-55977) which became effective on February 1, 1999)

5        Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

23.1     Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (see Exhibit 5)

23.2     Consent of Deloitte & Touche LLP, independent auditors

23.3     Consent of Deloitte & Touche LLP, independent auditors

23.4     Consent of KPMG LLP, independent auditors

24.1     Power of Attorney  (see Signature Page)

                                                                     EXHIBIT 5.1


                  REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                  45 Rockefeller Plaza New York, New York 10111

                                 March 17, 1999

MedE America Corporation
90 Merrick Avenue East Meadow,
New York 11554

Ladies and Gentlemen:

          We have acted as counsel to MedE America Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing on or about the date hereof of a Registration Statement of the Company on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 2,455,000 shares of common stock of the Company to be issued under the MedE America Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, the MedE America Corporation and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan and the MedE America Corporation 1998 Employee Stock Purchase Plan (collectively, the "Plans"), and a Reoffer Propectus included as a part of the Registration Statement relating to the resale of restricted and control securities previously issued under the Plans and other employee benefit plans of the Company.

          In that connection, we have participated in the preparation of the Registration Statement and have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents, of public officials and officers and representatives of the Company as we have deemed necessary to form a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

          2. The shares of Common Stock to be registered for sale or resale by the Company under the Registration Statement have been duly authorized and, when issued and paid for as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. These opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency or quoted, cited or otherwise referred to without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,

                                        REBOUL, MACMURRAY, HEWITT,
                                        MAYNARD & KRISTOL

                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

MedE America Corporation
East Meadow, New York

          We consent to the incorporation by reference in this Registration Statement of MedE America Corporation on Form S-8 of our report dated August 5, 1998 (October 7, 1998 as to Note 6.b, December 11, 1998 as to Note 13 and January 29,1999 as to Note 14) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
13) relating to the consolidated financial statements of MedE America Corporation as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998, and our report dated January 29, 1999 relating to the financial statement schedule of MedE America Corporation for each of the three years in the period ended June 30, 1998, each included in Registration Statement No. 333-55977 on Form S-1; and to the reference to us under the heading "Experts" in the Reoffer Prospectus which is a part of such Registration Statement on Form S-8.

DELOITTE & TOUCHE LLP

Jericho, New York
March 16, 1999

                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

MedE America Corporation
East Meadow, New York

          We consent to the incorporation by reference in this Registration Statement of MedE America Corporation on Form S-8 of our report dated October 7, 1997 relating to the statement of income of The Stockton Group, Inc. for the year ended June 30, 1997, included in Registration Statement No. 333-55977 of MedE America Corporation on Form S-1, and to the reference to us under the heading "Experts" in the Reoffer Prospectus which is a part of such Registration on Form S-8.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
March 16, 1999

                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
HealthCare Interchange, Inc.:

We consent to the incorporation by reference, in the registration statement on Form S-8 of MedE America Corporation, of our audit report, dated September 8, 1998, except as to notes 3 and 15, which are as of October 30, 1998, with respect to the consolidated balance sheet of HealthCare Interchange, Inc. and subsidiary as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine-month period ended June 30, 1998, which report appears in the registration statement No. 333-55977 on Form S-1 of MedE America Corporation, dated January 29, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG LLP


St. Louis, Missouri
March 16, 1999